Exhibit 99.1

Interlink Electronics Files Third Quarter 2006 Report

Company Current with Filings;

Revenue and Earnings Improve Sequentially

Camarillo, California, December 22, 2006 - Interlink Electronics, Inc. (OTC:LINK.PK) today announced the filing with the Securities and Exchange Commission of its report on Form 10-Q for the quarter ended September 30, 2006. “I am very pleased to say we are now current with our regulatory filings and expect to file on a timely basis going forward,” said E. Michael Thoben, Chairman, CEO and President.

“Revenues in the third quarter were in line with our recent guidance at $9.0 million, up 6% from the 2006 second quarter and down 12% from the same quarter last year,” Mr. Thoben continued. “Revenues for the 2006 nine-month period were $26.1 million, down 12% from the same period in 2005 primarily due to the previously announced restructuring of our OEM Remote business in the third quarter of 2005, which included de-emphasis of the OEM presentation projector remote control portion of this segment. We anticipate that OEM Remote revenues will continue to drop in the fourth quarter of 2006. However, as shown in results for the 2006 third quarter, we expect revenues generated from our higher margin business segments to become a larger percentage of our overall revenues and offset this decline. Total company revenues are expected to reach record levels in the fourth quarter of 2006, with the majority of this growth driven by our higher margin businesses, particularly the E-transactions and Specialty segments.”

The Company reported a net loss for the three months ended September 30, 2006 of $1.9 million, or a loss per share of $0.14, compared to a net loss of $2.7 million, or a loss per share of $0.20, in the third quarter of 2005 and a net loss of $3.6 million, or a loss per share of $0.26, in the three months ended June 30, 2006. Net loss for the third quarter of 2006 included $1.1 million in non-cash stock based compensation expense related to the 2006 implementation of Statement of Financial Accounting Standards 123R (“SFAS 123R”). The reconciliation of GAAP to non-GAAP measurements is set forth in the non-GAAP financial statements below.

The net loss for the nine months ended September 30, 2006 was $8.1 million, or a loss per share of $0.59, compared to a net loss of $5.0 million, or a loss per share of $0.37, for the nine months ended September 30, 2005. Net loss for the nine months ended September 30, 2006 included $3.2 million in non-cash stock based compensation expense related to SFAS 123R.

Gross profit for the quarter ended September 30, 2006 was $3.2 million, or 36% of revenues, compared to $1.3 million, or 13% of revenues, for the same quarter last year. Gross profit for the nine months ended September 30, 2006 was $8.9 million, or 34% of revenues, compared to $6.4 million, or 21% of revenues, for the nine months ended September 30, 2005. Increases in both gross profit and gross profit margins were achieved despite lower overall revenues, reflecting improvements resulting from the restructuring decisions made by the Company in the third quarter of 2005.

Operating expenses for the three months ended September 30, 2006 were $5.1 million, up approximately $150,000 from the 2005 third quarter, net of $861,000 of stock-based compensation expense. Operating expenses for the nine months ended September 30, 2006 were $17.1 million, an increase of $5.4 million from the 2005 nine month period including $2.6 million in stock-based compensation expense and approximately $1.3 million in costs related to the Company’s internal accounting investigation and additional consulting, accounting, and legal fees.

“Looking to the fourth quarter, we anticipate we will return to record revenue levels and we will accomplish this with a more desirable product mix. This achievement will assist the company in improving our bottom line and our overall financials” said Mr. Thoben. “This week we also secured a line of credit that allows for borrowings up to $5 million, based on accounts receivables. We will continue to explore ways of reinforcing our balance sheet in order to execute our growth strategies.”

The Company plans to hold a conference call to discuss its third quarter results and its expectations for the 2006 year on Friday, January 5, 2007 at 11:00 a.m. ET. To access the live conference call, dial 1-888-942-9565 (pass code is LINK); for international callers dial 1-210-234-0002 (pass code is LINK). For live or replay webcast access, go to www.interlinkelectronics.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Month Period Ended September 30,		Nine Month Period Ended September 30,
	2006	2005	2006	2005
Revenues	$9,034	$10,223	$26,082	$29,756
Cost of revenues	5,785	8,931	17,187	23,389

Gross profit	3,249	1,292	8,895	6,367

Operating expenses:
Product development and research	1,432	1,128	4,271	3,337
Selling, general and administrative	3,654	2,930	12,801	8,307

Total operating expenses	5,086	4,058	17,072	11,644

Operating loss	(1,837)	(2,766)	(8,177)	(5,277)

Other income (expense):
Interest income, net	61	106	294	296
Other expense	(14)	(29)	(52)	(67)

Total other income	47	77	242	229

Loss before income taxes	(1,790)	(2,689)	(7,935)	(5,048)

Provision for income taxes	95	—	174	—

Net loss	$(1,885)	$(2,689)	$(8,109)	$(5,048)

Loss per share – basic	$(0.14)	$(0.20)	$(0.59)	$(0.37)

Loss per share – diluted	$(0.14)	$(0.20)	$(0.59)	$(0.37)

Weighted average shares – basic	13,773	13,734	13,765	13,710

Weighted average shares – diluted	13,773	13,734	13,765	13,710

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(IN THOUSANDS)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$2,221	$3,938
Short-term investments, available for sale	2,000	10,000
Accounts receivable, less allowance for doubtful accounts and product returns of $431 and $423 at September 30, 2006 and December 31, 2005, respectively	8,008	9,184
Inventories, net of reserves of $2,329 and $1,739 at September 30, 2006 and December 31, 2005, respectively	11,600	8,119
Prepaid expenses and other current assets	544	456

Total current assets	24,373	31,697

Property and equipment, net	1,513	1,099
Patents and trademarks, less accumulated amortization of $1,269 and $1,201 at September 30, 2006 and December 31, 2005, respectively	292	308
Other assets	247	67

Total assets	$26,425	$33,171

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$154	$154
Accounts payable	3,752	5,731
Accrued payroll and related expenses	2,129	1,931
Deferred revenue	543	863
Other accrued expenses	261	66

Total current liabilities	6,839	8,745

Long-term debt, net of current portion	76	154
Contingencies
Stockholders’ equity:
Preferred stock, $5.00 par value (100 shares authorized, none issued and outstanding)	—	—
Common stock, $0.00001 par value (50,000 shares authorized, 13,756, and 13,754 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively)	53,942	50,740
Due from stockholders	(18)	(157)
Accumulated other comprehensive loss	(484)	(490)
Accumulated deficit	(33,930)	(25,821)

Total stockholders’ equity	19,510	24,272

Total liabilities and stockholders’ equity	$26,425	$33,171

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement our condensed consolidated financial statements presented on a GAAP basis, we may at times, use non-GAAP measures of gross profit, net income (loss), operating income (loss) and certain expenses (including selling, general and administrative and product development and research), which exclude non cash stock-based compensation to allow for a better comparison of results in the current period to those in prior periods that did not include SFAS 123R stock-based compensation amounts. We believe the non-GAAP measures that exclude non cash stock-based compensation enhance the comparability of results against prior periods. In addition, we do, at times, use these non-GAAP financial measures for internal management purposes, when publicly providing our business outlook and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures should be considered as a supplement to, and not as substitute for, or superior to, financial measures prepared in accordance with GAAP.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended Sept. 30, 2006			Three Months Ended Sept. 30, 2005
	Reported	SFAS 123R Adjustment	Non GAAP	Reported
Revenues	$9,034	$—	$9,034	$10,223
Cost of revenues	5,785	(201)	5,584	8,931

Gross profit	3,249	201	3,450	1,292
Operating expenses:
Product development and research	1,432	(220)	1,212	1,128
Selling, general and administrative	3,654	(641)	3,013	2,930

Total operating expenses	5,086	(861)	4,225	4,058

Operating income (loss)	(1,837)	1,062	(775)	(2,766)

Other income (expense):
Interest income, net	61	—	61	106
Other expense	(14)	—	(14)	(29)

Total other income	47	—	47	77

Loss before income taxes	(1,790)	1,062	(728)	(2,689)

Provision for income taxes	95	—	95	—

Net income (loss)	$(1,885)	$1,062	$(823)	$(2,689)

Loss per share – basic	$(0.14)	$0.08	$(0.06)	$(0.20)

Loss per share – diluted	$(0.14)	$0.08	$(0.06)	$(0.20)

Weighted average shares – basic	13,773	13,773	13,773	13,734

Weighted average shares – diluted	13,773	13,773	13,773	13,734

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – CONTINUED

(Unaudited)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine Months Ended Sept. 30, 2006			Nine Months Ended Sept. 30, 2005
	Reported	Adjustment	Non GAAP	Reported
Revenues	$26,082	$—	$26,082	$29,756
Cost of revenues	17,187	(603)	16,584	23,389

Gross profit	8,895	603	9,498	6,367

Operating expenses:
Product development and research	4,271	(668)	3,603	3,337
Selling, general and administrative	12,801	(1,938)	10,863	8,307

Total operating expenses	17,072	(2,606)	14,466	11,644

Operating income (loss)	(8,177)	3,209	(4,968)	(5,277)

Other income (expense):
Interest income, net	294	—	294	296
Other expense	(52)	—	(52)	(67)

Total other income	242	—	242	229

Loss before income taxes	(7,935)	3,209	(4,726)	(5,048)

Provision for income taxes	174	—	174	—

Net income (loss)	$(8,109)	$3,209	$(4,900)	$(5,048)

Loss per share – basic	$(0.59)	$0.23	$(0.36)	$(0.37)

Loss per share – diluted	$(0.59)	$0.23	$(0.36)	$(0.37)

Weighted average shares – basic	13,765	13,765	13,765	13,710

Weighted average shares – diluted	13,765	13,765	13,765	13,710

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contacts:

Investor Relations Contact:

Michelle Lockard

mlockard@interlinkelectronics.com

805-484-8855 ext. 114

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